Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FindItAll, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated May 26, 2009, relating to the balance sheet of FindItAll, Inc. as of December 31, 2008, and the related statements of operations, stockholders’ equity, and cash flows for the period from May 22, 2008 (inception) through December 31, 2008 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
July 10, 2009